Exhibit 99.2
News Release
FOR IMMEDIATE RELEASE
Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com
MERGE HEALTHCARE ANNOUNCES OFFERING OF $200 MILLION
SENIOR SECURED NOTES
Milwaukee, WI, April 6, 2010 — Merge Healthcare Incorporated (NASDAQ: MRGE) (“Merge”) announced today that it intends to offer $200 million aggregate principal amount of senior secured notes due 2015, which will be used to fund a portion of the proposed acquisition of AMICAS, Inc. (NASDAQ: AMCS).
The notes will be senior obligations of Merge and will be guaranteed on a senior basis by all of Merge’s domestic restricted subsidiaries. The notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
Merge Healthcare Incorporated develops solutions that automate healthcare data and diagnostic workflow to enable a better electronic record of the patient experience, and to enhance product development for health IT, device and pharmaceutical companies. Merge products, ranging from standards-based development toolkits to sophisticated clinical applications, have been used by healthcare providers, vendors and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.
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Forward Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, the closing of the combination with AMICAS, and the anticipated use of the proceeds of the offering. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.